Exhibit 99.1

CONTACT:	News Media		FOR IMMEDIATE RELEASE
Paul de la Plante
(514) 590-6349

Investor Relations
	Dave Dunnewald	Leah Ramsey
	(303) 279-6565	(303) 277-7205

MOLSON COORS REPORTS INCREASED NET SALES AND INCOME FOR
FOURTH QUARTER AND FULL YEAR 2007
Net income rises 74.5 percent in the fourth quarter of 2007; income from continuing operations (after tax) rises 23.6 percent

DENVER, Colo., and MONTREAL, Quebec, February 12, 2008 – Molson Coors Brewing Company (NYSE: TAP; TSX) today reported net sales growth and increased income for the fiscal fourth quarter and full year ending December 30, 2007.

Key Fourth Quarter Results

        Key results for the Company’s fiscal fourth quarter (13 weeks) ended December 30, 2007, compared to the fiscal fourth quarter (14 weeks) ended December 31, 2006, include the following:

•	Net sales increased 4.5 percent to $1.6 billion.
•	Net sales per barrel increased 8.5 percent to $153 per barrel.
•	Excluding the impact of the additional week in the Company’s fiscal 2006, total Company sales to retail (STRs) rose 1.5 percent;
-	U.S. STRs rose 5.5 percent;
-	Canada STRs grew 0.7 percent;
-	Europe segment STRs declined 6.0 percent.
•	Sales volume declined 3.7 percent to 10.5 million barrels, or 12.3 million hectoliters (HLs), due entirely to an additional week in the same quarter last year.
•	Cost of goods sold increased 5.5 percent to $978.6 million.
•	Marketing, general and administrative expenses were 3.3 percent lower, at $419.7 million.
•	U.S. GAAP (generally accepted accounting principles) net income rose 74.5 percent to $173.2 million.
•
Excluding special and other one-time items, income from continuing operations (after tax) was $133.0 million or $0.73 per diluted share, a 23.6 percent increase compared to $107.7 million or $0.62 per diluted share, in the fourth quarter 2006. (See “Special and Other One-Time Items” and “Discontinued Operations” below.)  To calculate this non-GAAP performance measure, the company excludes the following items from fourth quarter 2007 net income: 1) net special charges of $23.2 million pretax and 2) a one-time, non-cash benefit of $60.4 million related to changes in Canada and U.K. corporate income tax laws.

All $ amounts are in U.S. dollars.  See tables below for reconciliations to nearest U.S. GAAP measures.

MOLSON COORS BREWING COMPANY

Leo Kiely, Molson Coors president and chief executive officer, said, “In 2007, Molson Coors Brewing Company delivered on the promise of the 2005 merger between Molson and Coors.  We have built a strong team that has stayed focused and delivered solid growth in net sales, gross profit and after-tax income. We achieved these results while facing a very difficult cost environment and investing substantially in our brands.  Indeed, our strategic brands showed robust growth in the fourth quarter and throughout the year, despite challenging competitive and economic conditions.  Coors Light, our flagship brand, showed solid growth on a global basis.

“The U.S. business gained market share and increased operating income more than 28 percent during 2007, while overcoming significant cost challenges.  In Canada, our team gained market share for the first time in six years, and did an excellent job balancing volume and pricing priorities.  In the U.K., our team continued to successfully impose strong cost discipline in a very difficult trading environment.

“For the third straight year, we have over-delivered on our synergies and other cost savings targets, allowing us to close out our merger synergies program above our original goal.  In addition, we are already ahead of schedule on our next-generation Resources for Growth cost savings program.

“Finally, we are working to complete the proposed MillerCoors U.S. joint venture, which we expect to generate substantial additional earnings and cash flow for Molson Coors Brewing Company over time.  The joint venture will enable us to compete even more effectively in an increasingly competitive worldwide market.  It represents a huge step forward in our quest to become a top-performing global brewer.”

Foreign exchange rate movements increased total-company pretax income by approximately $12 million in the fourth quarter 2007.  Due to one-time tax benefits, the Company’s effective tax rate during the fourth quarter was negative 15 percent, down from positive 24 percent a year ago. Excluding special and other one-time items, the Company’s fourth quarter effective tax rate was 24 percent, down from 25 percent a year ago.

For the full year 2007, foreign exchange movements increased total pretax income by approximately $27 million, excluding special and other one-time items.  The Company’s effective tax rate for the full year was positive 1 percent, down from positive 17 percent a year ago.  Excluding special and other one-time items, the Company’s 2007 effective tax rate was 20 percent, down from 30 percent a year ago.

2007 Key Financial Highlights

Key results for the Company’s fiscal year (52 weeks) ended December 30, 2007, compared to the fiscal year (53 weeks) ended December 31, 2006, include the following:

•	Net sales grew 5.9 percent to $6.19 billion.

•	Gross profit grew by 5.2 percent, or $123.8 million, to $2.49 billion.

•	Net income grew 37.7 percent to $497.2 million.

•
Excluding special and other one-time items, income from continuing operations (after tax) was $507.3 million or $2.80 per diluted share, a 39.7 percent increase compared to $363.1 million or $2.10 per diluted share in the fourth quarter 2006.  (See “Special and Other One-Time Items” and “Discontinued Operations” below.)

MOLSON COORS BREWING COMPANY

•
For the full year, we achieved merger synergies of $55 million; closing out this year’s cost saving program $5 million above our original three-year target of $175 million.  In the first year of our Resources for Growth cost-reduction program, we achieved $91 million in savings out of our $250 million three-year program, $25 million above our first year goal.

•	At December 30, 2007, total cash and equivalents stood at $377 million and total owned debt stood at $2.15 billion, excluding approximately $113 million of non-owned joint venture debt.

Following are the Company’s 2007 fourth quarter results by business segment:

Canada Business

Canada fourth quarter business pretax income excluding special charges was $129.6 million, a 2.9 percent decrease compared to the fourth quarter 2006.  The decline was driven primarily by the impact of the additional week of sales in the prior year and higher cost of goods sold per barrel, largely offset by positive net pricing and an $18 million benefit from foreign exchange movement in the fourth quarter.  For comparison purposes, the additional week in the fourth quarter of 2006 added $10 million in pretax income and 130,000 barrels of additional sales volume.

In 2007, Molson achieved a slight year-over-year market share increase, representing the first annual market share gain in six years.  Compared to the fourth quarter 2006, sales volume from the domestic (non-export) Canadian business, excluding the 53rd week of sales volume, was slightly ahead of the same quarter a year ago.  Molson sales to retail increased 0.7 percent in the fourth quarter of 2007, driven by mid-single-digit growth in strategic brands, including high-single-digit growth by Coors Light, and double-digit growth by Rickard’s, Creemore, Carling and Molson’s import partner brands.  Net sales per barrel in local currency grew by 4.5 percent in the fourth quarter, due to higher net pricing and improved sales mix.  While net sales declined 5.8 percent in local currency, the decline was due entirely to the additional week in the same quarter last year and to the termination of the Fosters’ USA production contract in the current year.

Cost of goods sold per barrel increased approximately 11 percent in local currency in the fourth quarter.  The majority of the increase was due to the termination of the Foster’s USA contract, a shift in sales mix to partner import brands and a favorable foreign currency adjustment in 2006.  The remaining cost of goods sold per barrel increase was limited to a 3 percent increase due to inflation and other costs, partially offset by cost reduction initiatives.  During the quarter, marketing, general and administrative expenses decreased approximately 7.3 percent in local currency driven by lower overhead expense.

MOLSON COORS BREWING COMPANY

United States Business

The U.S. business increased market share for the full year and accelerated its market share and income growth in the fourth quarter.  For comparison purposes, the 53rd week in our fiscal 2006 calendar added about 330,000 barrels to U.S. sales volume, with little impact on profit.

U.S. business pretax income grew 39.7 percent to $71.5 million compared to $51.2 million in the same quarter last year, excluding special items.  The increase was driven by growth in sales volume and higher net pricing, along with continued savings from cost-reduction initiatives, offset by inflation on key commodities.

On a comparable 13-week basis, U.S. business 50-states sales to retail increased 6.2 percent in the quarter, driven by mid-single-digit growth by Coors Light, strong double-digit growth by Blue Moon and low-double-digit growth by Keystone Light.  Coors Banquet grew at a low-double-digit rate in the quarter.  These results reflect an acceleration of the turnaround momentum on Coors Banquet, which achieved its first full year of growth in 22 years.  Including export, which continues to be challenged by a struggling Puerto Rican economy, sales to retail increased 5.5 percent.  U.S sales volume to wholesalers grew 2.0 percent during the quarter due to strong sales-to-retail growth.  Excluding the 53rd week a year ago, U.S. sales volume to wholesalers increased 8.1 percent in the fourth quarter.  Net sales increased 4.2 percent versus a year ago.  Net sales per barrel grew 2.1 percent in the fourth quarter driven by higher net pricing.

Cost of goods sold per barrel increased 2.0 percent during the fourth quarter, driven by higher commodity, transportation and material costs, offset in part by $21 million in cost savings initiatives, as well as lower depreciation expense.  Marketing, general and administrative expense declined 6.1 percent, driven by year-over-year timing differences in marketing expense.

Europe Business

Continued strong cost reductions enabled the Europe business to grow pretax income by 17.9 percent to $38.1 million excluding special items in the fourth quarter.  The increase in pretax operating income was driven by higher revenue per barrel, substantial cost savings and favorable foreign exchange rates during the quarter.  These gains were partly offset by lower volumes due to the recently enacted smoking ban in England and Wales and to generally difficult trading conditions in the U.K. market.  For comparison purposes, the 53rd week in 2006 added about 140,000 barrels to fourth quarter reported volume, with an estimated negative impact on pretax profits of less than $1 million.

Owned brand volumes declined 10.7 percent (6 percent excluding the 53rd week in 2006) due primarily to softness in the on-premise market in the U.K., exacerbated by smoking bans implemented earlier in the year.  Net revenue per barrel grew by 6 percent with approximately two-thirds of this change related to non-owned factored brands delivered to retail, driven primarily by the acquisition of Cameron’s on-premise distribution business earlier in the year.  U.K. owned brand net revenue per barrel rose by nearly 3 percent during the quarter as a result of higher pricing, mainly in the on-premise channel.  This represents the fourth consecutive quarter of U.K. owned-brand net price increases after two years of negative pricing, despite a very challenging competitive environment.

MOLSON COORS BREWING COMPANY

Cost of goods sold per barrel for U.K. owned-brands was relatively flat during the quarter due to cost savings programs, which offset fixed cost de-leverage and inflation.  Total Europe cost of goods sold per barrel was up 5 percent in local currency.  The increase is due entirely to factored brand sales relating to the Cameron’s acquisition.  Marketing, general and administrative costs in Europe were down by approximately 13 percent in local currency during the fourth quarter.   Excluding the impact of the 53rd week, marketing spending was substantially unchanged compared to the fourth quarter of 2006.  On a comparable basis, G&A costs fell by 13 percent, driven by aggressive cost control.

Corporate Expenses

The Company’s corporate general and administrative expenses totaled $32.0 million in the fourth quarter 2007, an 8.6 percent decline versus the same quarter in 2006.  The decrease is primarily due to reduced spending on global projects.

In the fourth quarter 2007, corporate net interest expense, excluding interest income from trade loans in the U.K., was $27.2 million; $5.5 million lower than a year ago.  This reduction was driven by lower average net debt balances in 2007 and lower average interest rates due to the company’s debt restructuring, during the past year, along with cycling $2.5 million of interest expense in the 53rd week a year ago.

Special and Other One-time Items

During the fourth quarter 2007, the Company reported pretax special charges of $23.2 million.  Special charges include $11.9 million in corporate charges related to the proposed MillerCoors joint venture and $6.7 million for a retention program for Coors Brewing Company employees during the joint-venture approval waiting period.  The special charge also includes a $3.3 million charge in Canada related to the closure of the Company’s brewery in Edmonton, Alberta.  In addition, Europe recognized a special charge of $1.4 million related to supply chain restructuring.

Molson Coors also recorded a one-time tax benefit of $60.4 million in the fourth quarter related to changes in Canada and U.K. corporate income tax laws.

Discontinued Operations

The Company reports changes in the value of indemnity guarantees related to its former Brazilian unit, Cervejarias Kaiser (“Kaiser”) as discontinued operations.  The Company reported a $3 million loss from discontinued operations during the quarter arising from a small increase in the indemnity liability estimates related to Kaiser.

MOLSON COORS BREWING COMPANY

2007 Fourth Quarter and Full Year Earnings Conference Call

Molson Coors Brewing Company will conduct an earnings conference call with financial analysts and investors at noon Eastern Time today to discuss the Company’s 2007 fourth quarter and 2007 full year results.  The Company will provide a live webcast of the earnings call.  Approximately two hours after the conclusion of the earnings call, the Company also will host an online, real-time webcast of an Investor Relations Follow-up Session with financial analysts at 3:00 p.m. Eastern Time.  Both webcasts will be accessible via the Company’s website, www.molsoncoors.com.  Online replays of the webcasts will be available until 11:59 p.m. Eastern Time on May 1, 2008.

Reconciliations to nearest U.S. GAAP Measures
Molson Coors Brewing Company
2007 Fourth Quarter After-Tax Income From Continuing Operations, Excluding
Special and Other One-time Items
(Note: Some numbers may not sum due to rounding.)

(In millions of USD, except per share data)
		4th Q 2007	4th Q 2006
U.S. GAAP: After-tax income from
continuing operations:		$176.2	$112.1
	Per diluted share	$0.96	$0.64
Add back (minus): Pretax special items - net		23.2	(3.7)
Minus: Tax effect on special items		(6.0)	(0.7)
Minus: One-time tax benefits		(60.4)	-
Non-GAAP: After-tax income from
continuing operations, excluding special and
other one-time items:		$133.0	$107.7
	Per diluted share:	$0.73	$0.62

MOLSON COORS BREWING COMPANY

Reconciliations to nearest U.S. GAAP Measures (continued)

Molson Coors Brewing Company
2007 Full-Year After-Tax Income From Continuing Operations, Excluding Special and
Other One-time Items
(Note: Some numbers may not sum due to rounding.)

(In millions of USD, except per share data)
	FY 2007	FY 2006
U.S. GAAP: After-tax income from
continuing operations:	$514.9	$373.6
Per diluted share:	$2.84	$2.16
Add back: Pretax special items - net	112.2	77.4
Add back (minus): Other one-time items	7.8	(9.0)
Minus: Tax effect on special items and other
one-time items	(42.6)	(26.6)
Minus: One-time tax benefits	(84.9)	(52.3)
Non-GAAP: After-tax income from
continuing operations, excluding special and
other one-time items:	$507.3	$363.1
Per diluted share	$2.80	$2.10

2007 Fourth Quarter Pretax Income From Continuing Operations, Excluding Special Items (Note: Some numbers may not sum due to rounding.) (In millions of USD)	Business				Total
	Canada	U.S.	Europe	Corporate	Consolidated
U.S. GAAP: 2007 4th Q pretax
income (loss) from continuing
operations – reported	$125.9	$64.8	$36.6	$(73.3)	$154.0
Add back: Pretax special items – net	3.7	6.7	1.4	11.4	23.2

Non-GAAP: 2007 4th Q Pretax
income (loss) from continuing
operations, excluding special items	$129.6	$71.5	$38.1	$(61.9)	$177.3
Percent change 2007 4th Q vs. 2006
4th Q pretax from continuing
operations, excluding special items	(2.9%)	39.7%	17.9%	(9.0%)	19.1%
U.S. GAAP: 2006 4th Q pretax
income (loss) from continuing
operations	$133.4	$51.2	$31.4	$(63.4)	$152.6
Add back (minus): Pretax special items – net	-	-	0.9	(4.6)	(3.7)
Non-GAAP: 2006 4th Q Pretax
income (loss) from continuing
operations, excluding special items	$133.4	$51.2	$32.3	$(68.0)	$148.8

MOLSON COORS BREWING COMPANY

Reconciliations to nearest U.S. GAAP Measures (continued)
2007 Full-Year Pretax Income from Continuing Operations,
Excluding Special and Other One-time Items
(Note: Some numbers may not sum due to rounding.)

(In millions of USD)		Business			Total
	Canada	U.S.	Europe	Corporate	Consolidated
U.S. GAAP: FY 2007 pretax income
(loss) from continuing operations –
reported	$426.9	$285.8	$82.1	$(260.5)	$534.4
Add back: Pretax special items – net	75.2	9.5	14.1	13.4	112.2
Minus: Gain on sale of House of
Blues Canada equity investment
(other income)	(16.7)	-	-	-	(16.7)
Plus: Loss on early extinguishment of
debt	-	-	-	24.5	24.5
Non-GAAP: FY 2007 Pretax
income (loss) from continuing
operations, excluding special and
other one-time items	$485.4	$295.3	$96.2	$(222.6)	$654.4
Percent change FY 2007 vs. FY 2006
pretax from continuing operations,
excluding special and other one-time
items	2.3%	26.9%	3.6%	(14.2%)	21.1%
U.S. GAAP: FY 2006 pretax income
(loss) from continuing operations	$483.3	$159.1	$83.8	$(254.1)	$472.1
Add back (minus): Pretax special items – net	-	73.7	9.0	(5.3)	77.4
Minus: Guarantee re-evaluation
related to the Montreal Canadians
(other income)	(9.0)	-	-	-	(9.0)
Non-GAAP: FY 2006 pretax
income (loss) from continuing
operations, excluding special and
other one-time items	$474.3	$232.7	$92.9	$(259.4)	$540.5

Forward-Looking Statements

This press release includes “forward-looking statements” within the meaning of the federal securities laws, and language indicating trends, such as “trend improvements,” “progress,” “anticipated,” “expected,” “improving sales trends” and “on track.” It also includes financial information, of which, as of the date of this press release, the Company’s independent auditors have not completed their review.   Although the Company believes that the assumptions upon which the financial information and its forward-looking statements are based are reasonable, it can give no assurance that these assumptions will prove to be correct. Important factors that could cause actual results to differ materially from the Company’s projections and expectations are disclosed in the Company’s filings with the Securities and Exchange Commission. These factors include, among others, changes in consumer preferences and product trends; price discounting by major competitors; failure to complete, or to realize the anticipated cost savings and other benefits from our planned MillerCoors joint venture; failure to realize anticipated results from synergy initiatives; and increases in costs generally.  All forward-looking statements in this press release are expressly qualified by such cautionary statements and by reference to the underlying assumptions. We do not undertake to update forward-looking statements, whether as a result of new information, future events or otherwise.

# # #

MOLSON COORS BREWING COMPANY AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
(UNAUDITED)

	Thirteen Weeks Ended	Fourteen Weeks Ended	Fifty-two Weeks Ended	Fifty-three Weeks Ended
	December 30, 2007	December 31, 2006	December 30, 2007	December 31, 2006

Volume in barrels	10,456	10,857	42,051	42,143

Sales	$2,167,221	$2,100,969	$8,319,673	$7,901,614
Excise taxes	(566,915)	(569,679)	(2,129,081)	(2,056,629)
Net Sales	1,600,306	1,531,290	6,190,592	5,844,985
Cost of goods sold	(978,558)	(927,132)	(3,702,921)	(3,481,081)
Gross profit	621,748	604,158	2,487,671	2,363,904
Marketing, general and administrative expenses	(419,666)	(434,160)	(1,734,408)	(1,705,405)
Special items, net	(23,247)	3,720	(112,194)	(77,404)
Operating income	178,835	173,718	641,069	581,095
Interest expense, net	(24,361)	(29,664)	(99,875)	(126,781)
Debt extinguishment costs	-	-	(24,478)	-
Other (expense) income, net	(450)	8,511	17,662	17,736
Income from continuing operations before income taxes and minority interests	154,024	152,565	534,378	472,050
Income tax benefit (expense)	23,858	(37,180)	(4,186)	(82,405)
Income from continuing operations before minority interests	177,882	115,385	530,192	389,645
Minority interests in net income of consolidated entities	(1,703)	(3,286)	(15,318)	(16,089)
Income from continuing operations	176,179	112,099	514,874	373,556
Loss from discontinued operations, net of tax	(3,029)	(12,852)	(17,682)	(12,525)
Net income	$173,150	$99,247	$497,192	$361,031

Basic income (loss) per share:
From continuing operations	$0.98	$0.65	$2.88	$2.17
From discontinued operations	(0.02)	(0.08)	(0.10)	(0.07)
Basic net income per share	$0.96	$0.57	$2.78	$2.10

Diluted income (loss) per share:
From continuing operations	$0.96	$0.64	$2.84	$2.16
From discontinued operations	(0.01)	(0.07)	(0.10)	(0.08)
Diluted net income per share	$0.95	$0.57	$2.74	$2.08

Weighted average shares - basic	180,217	173,002	178,681	172,166
Weighted average shares - diluted	182,946	174,374	181,437	173,312

Dividends per share	$0.16	$0.16	$0.64	$0.64

MOLSON COORS BREWING COMPANY AND SUBSIDIARIES
CANADA SEGMENT RESULTS OF OPERATIONS
(IN THOUSANDS)
(UNAUDITED)
	Thirteen Weeks Ended	Fourteen Weeks Ended	Fifty-two Weeks Ended	Fifty-three Weeks Ended
	December 30, 2007	December 31, 2006	December 30, 2007	December 31, 2006

Volume in barrels	1,891	2,099	8,153	8,282

Sales	$641,756	$598,655	$2,470,846	$2,346,073
Excise taxes	(147,116)	(145,646)	(557,671)	(552,465)
Net sales	494,640	453,009	1,913,175	1,793,608
Cost of goods sold	(256,830)	(221,804)	(984,973)	(883,649)
Gross profit	237,810	231,205	928,202	909,959
Marketing, general and administrative expenses	(111,204)	(103,283)	(447,630)	(439,920)
Special items, net	(3,706)	-	(75,159)	-
Operating income	122,900	127,922	405,413	470,039
Other income, net	2,986	5,484	21,526	13,228
Earnings before income taxes and minority interests	$125,886	$133,406	$426,939	$483,267

MOLSON COORS BREWING COMPANY AND SUBSIDIARIES
UNITED STATES SEGMENT RESULTS OF OPERATIONS
(IN THOUSANDS)
(UNAUDITED)

	Thirteen Weeks Ended	Fourteen Weeks Ended	Fifty-two Weeks Ended	Fifty-three Weeks Ended
	December 30, 2007	December 31, 2006	December 30, 2007	December 31, 2006

Volume in barrels	5,947	5,828	24,247	23,471

Sales	$783,543	$752,279	$3,202,440	$3,037,488
Excise taxes	(107,060)	(102,838)	(437,464)	(417,609)
Net sales	676,483	649,441	2,764,976	2,619,879
Cost of goods sold	(431,552)	(414,521)	(1,715,058)	(1,645,598)
Gross profit	244,931	234,920	1,049,918	974,281
Marketing, general and administrative expenses	(172,600)	(183,856)	(754,738)	(744,795)
Special items, net	(6,724)	-	(9,492)	(73,652)
Operating income	65,607	51,064	285,688	155,834
Other (expense) income, net	(831)	103	148	3,238
Earnings before income taxes and minority interests	$64,776	$51,167	$285,836	$159,072

MOLSON COORS BREWING COMPANY AND SUBSIDIARIES
EUROPE SEGMENT RESULTS OF OPERATIONS
(IN THOUSANDS)
(UNAUDITED)

	Thirteen Weeks Ended	Fourteen Weeks Ended	Fifty-two Weeks Ended	Fifty-three Weeks Ended
	December 30, 2007	December 31, 2006	December 30, 2007	December 31, 2006

Volume in barrels	2,617	2,930	9,652	10,390

Sales	$740,556	$748,927	$2,640,891	$2,512,892
Excise taxes	(312,739)	(321,195)	(1,133,946)	(1,086,555)
Net sales	427,817	427,732	1,506,945	1,426,337
Cost of goods sold	(289,484)	(289,878)	(1,000,445)	(949,513)
Gross profit	138,333	137,854	506,500	476,824
Marketing, general and administrative expenses	(103,838)	(111,989)	(421,557)	(400,469)
Special items, net	(1,423)	(861)	(14,104)	(9,034)
Operating income	33,072	25,004	70,839	67,321
Interest income, net	2,831	3,057	11,459	11,687
Other income (expense), net	745	3,358	(174)	4,824
Earnings before income taxes and minority interests	$36,648	$31,419	$82,124	$83,832

MOLSON COORS BREWING COMPANY AND SUBSIDIARIES
CORPORATE RESULTS OF OPERATIONS
(IN THOUSANDS)
(UNAUDITED)

	Thirteen Weeks Ended	Fourteen Weeks Ended	Fifty-two Weeks Ended	Fifty-three Weeks Ended
	December 30, 2007	December 31, 2006	December 30, 2007	December 31, 2006

Net sales (1)	$1,366	$1,108	$5,496	$5,161
Cost of goods sold (1)	(692)	(929)	(2,445)	(2,321)
Gross profit	674	179	3,051	2,840
General and administrative expenses	(32,024)	(35,032)	(110,483)	(120,221)
Special items, net	(11,394)	4,581	(13,439)	5,282
Operating loss	(42,744)	(30,272)	(120,871)	(112,099)
Interest expense, net	(27,192)	(32,721)	(111,334)	(138,468)
Debt extinguishment costs	-	-	(24,478)	-
Other expense, net	(3,350)	(434)	(3,838)	(3,554)
Loss before income taxes and minority interests	$(73,286)	$(63,427)	$(260,521)	$(254,121)

(1) The amounts shown are reflective of revenues and costs associated with the marketing of the Company's intellectual property, including trademarks and brands.

MOLSON COORS BREWING COMPANY AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(IN THOUSANDS)
(UNAUDITED)

	As of
	December 30, 2007	December 31, 2006
Assets

Cash and cash equivalents	$377,023	$182,186
Receivables, net	871,152	828,599
Total inventories	369,521	319,538
Other, net	159,118	128,033
Total current assets	1,776,814	1,458,356

Properties, less accumulated depreciation of $2,714,170 and $2,615,000, respectively	2,696,153	2,421,484
Goodwill and intangible assets, net	8,385,849	7,363,970
Other	592,750	359,603
Total assets	$13,451,566	$11,603,413

Liabilities and stockholders' equity

Accounts payable	$380,699	$419,650
Accrued expenses and other	1,350,597	1,376,025
Short-term borrowings	4,281	4,441
Total current liabilities	1,735,577	1,800,116

Long-term debt	2,260,596	2,129,845
Pension and post-retirement benefits	677,786	753,697
Other	1,584,465	1,055,617
Total liabilities	6,258,424	5,739,275

Minority interests	43,751	46,782

Total stockholders' equity	7,149,391	5,817,356
Total liabilities and stockholders' equity	$13,451,566	$11,603,413

MOLSON COORS BREWING COMPANY AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(IN THOUSANDS)
(UNAUDITED)

	For the Years Ended
	December 30, 2007	December 31, 2006
Cash flows from operating activities:
Net income	$497,192	$361,031
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	345,843	438,354
Change in working capital and other, net	(226,998)	33,859
Net cash provided by operating activities	616,037	833,244
Cash flows from investing activities:
Additions to properties and intangible assets	(428,349)	(446,376)
Proceeds from sales of assets and businesses, net	38,054	145,103
Other, net	(48,852)	6,460
Net cash used in investing activities	(439,147)	(294,813)
Cash flows from financing activities:
Exercise of stock options under equity compensation plans	209,531	83,348
Dividends paid	(131,769)	(128,353)
Net borrowings of debt	(63,472)	(355,363)
Other	(5,855)	(871)
Net cash provided by (used in) financing activities	8,435	(401,239)
Cash and cash equivalents:
Net increase in cash and cash equivalents	185,325	137,192
Effect of foreign exchange rate changes on cash and cash equivalents	9,512	5,581
Balance at beginning of year	182,186	39,413
Balance at end of period	$377,023	$182,186